Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Sinclair Broadcast Group, Inc. of our report dated June 16, 2014 relating to the combined financial statements of Combined Perpetual Corporation, which appears in the Current Report on Form 8-K of Sinclair Broadcast Group, Inc. dated August 6, 2014.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
February 11, 2016